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   - --------
    FORM 3                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
   - --------                              Washington, D.C. 20549

                          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public
   Utility
                Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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   1. Name and Address of Reporting Person

      Lotter, Charles R.
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       (Last)                (First)              (Middle)

      J. C. Penney Company, Inc.
      6501 Legacy Drive
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                             (Street)
      Plano, TX  75024-3698
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       (City)                (State)              (Zip)

     *If the Form is filed by more than one
      Reporting Person, see Instruction 5(b)(v).
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   2. Date of Event Requiring Statement (Month/Day/Year)
      November 23, 1998
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   3. IRS or Social Security Number of Reporting Person (Voluntary)

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   4. Issuer Name and Ticker or Trading Symbol
      Genovese Drug Stores, Inc.
      GDXA
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   5. Relationship of Reporting Person to Issuer (Check all applicable)
      ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

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   6. If Amendment, Date of Original (Month/Day/Year)

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   7. Individual or Joint/Group Filing (Check Applicable Line)
      __X_ Form filed by One Reporting Person
      ____ Form filed by More than One Reporting Person

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   ________________________________________________________________________________________________________________________________
    Table I -- Non-Derivative Securities Beneficially Owned                                                                        |
   ________________________________________________________________________________________________________________________________|
   1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                       |
      (Instr. 4)                              |   Securities         |   Form:        |   Beneficial Ownership                     |
                                              |   Beneficially       |   Direct(D) or |   (Instr. 5)                               |
                                              |   Owned              |   Indirect(I)  |                                            |
                                                  (Instr. 4)             (Instr. 5)                                                |
   ________________________________________________________________________________________________________________________________|
   No Shares Owned  (1)                       |                      |                |                                         |
   --------------------------------------------------------------------------------------------------------------------------------|
   ________________________________________________________________________________________________________________________________|

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   ________________________________________________________________________________________________________________________________
   FORM 3 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS,             |
                                       CONVERTIBLE SECURITIES)                                                                     |
   --------------------------------------------------------------------------------------------------------------------------------|
                                                                                                                                   |
   1. Title of Derivative    2. Date Exer-       3. Title and Amount of       4. Conversion     5. Owner-    6. Nature of Indirect |
      Security (Instr. 4)       cisable and         Securities Underlying        or Exercise       ship         Beneficial         |
                                Expiration          Derivative Security          Price of          Form of      Ownership          |
                                Date                (Instr. 4)                   Derivative        Derivative   (Instr. 5)         |
                                (Month/Day/                                      Security          Security:                       |
                                Year)                                                              Direct                          |
                                ------------------------------------------------------------       (D) or                          |
                                Date      Expira-                  Amount                          Indirect                        |
                                Exer-     tion                     or                              (I)                             |
                                cisable   Date         Title       Number                          (Instr. 5)                      |
                                                                   of                                                              |
                                                                   Shares                                                          |
   ________________________________________________________________________________________________________________________________|
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   Explanation of Responses:
   (1)  The reporting person may be deemed the beneficial owner of greater than 10% of the shares of Common Stock, par value $1.00 per share, of Genovese Drug Stores, Inc. by virtue of the reporting person's shared voting power of such shares.  However, no such shares have been reported on this Form 3 because the reporting person has no pecuniary interest in any of such shares.



                                                                         Charles R. Lotter
                                                                         By: /s/ K. Bradleigh LeBlanc               December 3, 1998
                                                                             ------------------------               ----------------
   **Intentional misstatements or omissions of facts constitute                  Attorney-in-Fact                         Date
     Federal Criminal Violations.                                                **Signature of Reporting  Person
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


   Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

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